Exhibit 99.1

[Opteum Inc. Logo]

OPTEUM FINANCIAL SERVICES, LLC COMPLETES SALE OF
RETAIL MORTGAGE ORIGINATION BUSINESS
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OPTEUM INC. ANNOUNCES RESIGNATION OF PETER R. NORDEN

VERO BEACH, FL (July 2, 2007) — Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”), today announced that its majority-owned subsidiary, Opteum Financial Services, LLC (“OFS”), has completed the sale, effective June 30, 2007, of substantially all of the assets related to OFS’s retail mortgage loan origination business (the “Business”), and certain other assets associated with OFS’s corporate staff functions, for $1.5 million plus the assumption of approximately $4 million in lease obligations and other liabilities related to the Business and the assets being sold.

Commenting on the transaction, Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer of Opteum Inc., said, “Although the purchase price was less than we originally expected, we are pleased to announce that, with the consummation of this transaction, we have completely exited the mortgage loan origination business.” Mr. Zimmer continued, “OFS has been a significant drain on our earnings and we will now focus our energies on managing and growing our RMBS portfolio as we restore our profitability. We will also continue to own OFS’s residual interests in securitizations and mortgage servicing rights. However, we may seek to sell all or a portion of these assets depending on market conditions.”

In conjunction with the sale of the Business, Peter R. Norden resigned his position as Senior Executive Vice President and as a member of the Board of Directors of Opteum Inc. effective June 29, 2007. Mr. Norden also resigned his position as President, Chief Executive Officer and Co-Head of Capital Markets of OFS. Mr. Norden served as a member of the Board of Directors of Opteum Inc. since the acquisition of OFS on November 3, 2005.

For further information, please refer to the Company’s filings with the Securities and Exchange Commission. These filings are available on the Company’s website at www.opteum.com under the “Investor Information” page and also may be obtained at www.sec.gov.

About Opteum
Opteum Inc. is a REIT that invests primarily in, but not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.’s filings with the Securities and Exchange Commission, including Opteum Inc.’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:
Opteum Inc.
Chief Financial Officer
Robert E. Cauley, 772-231-1400
www.opteum.com